UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 21, 2009

Technology Resources, Inc.

(Exact name of registrant as specified in charter)

Florida

(State or other jurisdiction of incorporation)

333-132796	59-3364116
(Commission File Number)	(IRS Employer Identification No.)

77-6360 Halawai Place
Kailua Kona, HI, 96740

(Address of principal executive offices and zip code)

(808) 329-4809

 (Registrant's telephone number including area code)

3066 Landmark Blvd, No. 1305
Palm Harbor, Florida 34684

(Former Address)

727-781-3656

(Former Phone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

1.01

On January 21, 2009, the Company entered into an Agreement for Share Exchange (the “Agreement”) with Shaka Shoes, Inc., a Hawaii company (“SHAKA”) and Lynae Gambee, Brett Walters, Trent Walters, and Tiffany Williams, individually, the owners and shareholders of SHAKA (the “Shareholders”)

Pursuant to the terms of the Agreement, TGYR shall acquire a 100% ownership interest in SHAKA from the Shareholders.  Consideration to be paid by TGYR to the Shareholders shall be a total of 20,000,000 shares of its common stock (the “Exchange Shares”) in exchange for 100% of the ownership interests in SHAKA. According to the terms of the Agreement, Lynae Gambee shall receive 8,000,000 shares and Brett Walters, Trent Walters, and Tiffany Williams shall each receive 4,000,000 shares of common stock in the Company. The Exchange shall take place according to the terms of the Agreement and in accordance with applicable law.  Immediately following completion of the share exchange transaction through the issuance of the Exchange Shares, TGYR shall have a total of approximately 31,968,000 shares of its common stock issued and outstanding. The Agreement will close subject to the provisions and conditions of the Agreement and the discretion of the parties.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

2.01 On January 21, 2009, the Company closed the transaction set forth in the Agreement with SHAKA and the Shareholders described above in Item 1.01. Pursuant to the terms of the Agreement, TGYR has acquired a 100% ownership interest in SHAKA from the Shareholders.  Consideration paid by TGYR to the Shareholders consisted of a total of 20,000,000 shares of its common stock in exchange for 100% of the ownership interests in SHAKA. According to the terms of the Agreement, Lynae Gambee received 8,000,000 shares and Brett Walters, Trent Walters, and Tiffany Williams each received 4,000,000 shares of common stock in the Company. The Exchange took place according to the terms of the Agreement and in accordance with applicable law.  Following the closing, TGYR now has a total of approximately 31,968,000 shares of its common stock issued and outstanding.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.

Description

2.1

Share Exchange Agreement with Shaka Shoes, Inc., dated January 21, 2009

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESOURCES, INC.

By:	/S/ TRENT WALTERS
Name: Trent Walters Title: Chief Executive Officer

Dated: January 26, 2009